UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  September 8, 2010

TNS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-32033	36-4430020
(Commission File Number)	(IRS Employer Identification No.)

11480 Commerce Park Drive, Suite 600, Reston, Virginia	20191-1406
(Address of Principal Executive Offices)	(Zip Code)

(703) 453-8300

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into Material Definitive Agreements

On September 8, 2010, TNS, Inc., a Delaware corporation (the “Company”), through Thunder Acquisition Corp., a Washington corporation and a wholly-owned indirect subsidiary of the Company (the “Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Merger Sub, Cequint, Inc., a Washington corporation (“Cequint”) and Project Thunder Shareholder Liquidating Trust in its capacity as shareholder representative.  A copy of the Merger Agreement is attached as Exhibit 2.1 to this Current Report on Form 8-K.

The Merger Agreement provides for the merger of Merger Sub with and into Cequint on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with Cequint continuing as the surviving corporation in the Merger. As a result of the Merger, Cequint will become a wholly-owned indirect subsidiary of the Company.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), all shares of common stock, Series A Preferred Stock and Series B Preferred Stock, in each case, without par value, of Cequint (the “Cequint Stock”) issued and outstanding as of the Effective Time (other than shares of Cequint Stock owned by dissenting shareholders) shall be converted into the right to receive cash and, in certain instances, shares of Company common stock in the aggregate amount of up to $112.5 million, which consists of an approximate $50 million payment at closing, subject to customary closing adjustments, and an earnout payment of up to $62.5 million based upon Cequint achieving specified performance milestones.  All existing shareholders of Cequint, other than its current Chief Executive Officer, President, Chief Technology Officer, and Chief Financial Officer (the “Cequint Executives”) will be entitled to receive the merger consideration only in cash.  The Cequint Executives will be entitled to receive their portion of the merger consideration in a combination of common stock of the Company and cash.  All outstanding Cequint employee and director stock options and warrants to acquire Cequint Stock will become fully vested and exercisable immediately prior to the Effective Time, so that the holders thereof may share in an allocation of the cash merger consideration.  All options and warrants that are unexercised at the Effective Time will be automatically terminated and retired.

At the Effective Time, the Company will pay to or for the benefit of the existing shareholders of Cequint merger consideration of approximately $50 million, subject to normal closing date adjustments, consisting of approximately $46.7 million in cash and approximately $3.3 million in common stock of the Company.  At the Effective Time, Cequint’s indebtedness for borrowed money will be repaid from the merger consideration. The merger consideration is also subject to a working capital adjustment and deduction for certain transaction expenses incurred by Cequint in connection with the Merger. Five million dollars ($5 million) of the merger consideration paid at the Effective Time will be placed into an escrow account to secure the indemnification obligations of the Cequint shareholders to the Company. In addition to the merger consideration to be paid at the Effective Time, a total of up to $62.5 million in cash may be paid to the existing Cequint shareholders based on Cequint achieving certain targets through May 31, 2014, as such terms are more fully described in the Merger Agreement.

The closing is subject to the satisfaction of certain closing conditions, including (i) the absence of any law or order prohibiting the closing, (ii) the Company receiving certain approvals from its existing lenders, (iii) 95% of the existing shareholders of Cequint having agreed to surrender their shares in exchange for the merger consideration, (iv) the receipt by the Company of noncompetition and voting agreements with each of the Executive Shareholders, (v) subject to certain exceptions, the accuracy of representations and warranties, and (vi) certain other customary closing conditions.  Cequint has obtained the requisite approval of its shareholders, certain of whom delivered their written consent in lieu of a meeting approving the Merger. The parties expect to close the transaction early in the fourth quarter of 2010.

Cequint has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to conduct its business in the ordinary course consistent with past practices between the execution of the Merger Agreement and the consummation of the Merger and prohibiting Cequint from initiating or soliciting any other offers.  Subject to certain limited exceptions, the representations and warranties survive for eighteen months following the closing.

The parties may mutually agree to terminate the Merger Agreement at any time prior to the closing.  Also, either party has the right to terminate the Merger Agreement, upon prior written notice to the other party, if the transaction has not closed by October 5, 2010.  Additionally, the Company has the right to terminate the Merger Agreement if there is any material breach of covenant by Cequint or any of the representations or warranties of Cequint was untrue in any material respect when made or become untrue, in either case, such that the closing conditions would not be satisfied.  Cequint has the right to terminate the Merger Agreement if there is any material breach of covenant by the Company or Merger Sub or any of the representations or warranties of the Company or Merger Sub were untrue in any material respect when made or become untrue, in either case, such that the closing conditions would not be satisfied.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K.

The Merger Agreement has been included as an exhibit to this Current Report on Form 8-K to provide you with information regarding its terms.  The Merger Agreement contains representations and warranties that the parties thereto made to the other parties thereto as of specific dates.  The assertions embodied in the representations and warranties in the Merger Agreement were made solely for purposes of the contracts among the respective parties, and each may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms thereof.  Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk among the parties rather than establishing matters as facts.  You should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, the Merger Sub or Cequint or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Item 7.01.              Regulation FD Disclosure

On September 8, 2010, the Company announced it had entered into an Agreement and Plan of Merger by and among the Company, Merger Sub, Cequint and Project Thunder Shareholder Liquidating Trust in its capacity as shareholder representative.  A copy of the related press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.              Financial Statements and Exhibits

(d) Exhibits

2.1           Agreement and Plan of Merger, dated September 8, 2010, by and among the TNS, Inc., Thunder Acquisition Corp., Cequint, Inc., and Project Thunder Shareholder Liquidating Trust

99.1         Press Release issued September 8, 2010 regarding entry into merger agreement to acquire Cequint, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNS, INC.

Dated: September 14, 2010		/s/ Henry H. Graham, Jr.
	By:	Henry H. Graham, Jr.
	Its:	Chief Executive Officer

Exhibit Index

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated September 8, 2010, by and among the TNS, Inc., Thunder Acquisition Corp., Cequint, Inc., and Project Thunder Shareholder Liquidating Trust

99.1	Press Release issued September 8, 2010 regarding entry into merger agreement to acquire Cequint, Inc.